Exhibit No. (23)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-49050, 33-58402, 33-64689, 333-02607, 333-06996, 333-17367, 333-173725, 333-43647, 333-94139, 333-51922, 333-61010, 333-62358, 333-89314, 333-104099, 333-115347, 333-155380, 333-161986, 333-163891 and 333-214818 all on Form S-8 and Nos. 333-144828, 333-167886, 333-189633 and 333-212013 all on Form S-3 of our reports dated February 08, 2017, relating to the consolidated financial statements and financial statement schedule of Kimberly-Clark Corporation and subsidiaries (the “Corporation”) and the effectiveness of the Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Corporation for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Dallas, Texas
February 8, 2017